UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 22, 2026

FTAI Aviation Ltd.
(Exact Name of Registrant as Specified in its Charter)
Cayman Islands	001-37386	98-1420784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 West 13th Street, 3rd Floor, New York, New York 10014
(Address of Principal Executive Offices) (Zip Code)

(332) 239-7600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Ordinary shares, $0.01 par value per share	FTAI	The Nasdaq Global Select Market
8.25% Fixed Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares	FTAIN	The Nasdaq Global Select Market
9.50% Fixed Rate Reset Series D Cumulative Perpetual Redeemable Preferred Shares	FTAIM	The Nasdaq Global Select Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of the FTAI Aviation Strategic Capital Profit Participation Plan

On January 22, 2026, FTAI Aviation Ltd. (the “Company”) adopted a carried interest based incentive plan referred to as the FTAI Aviation Strategic Capital Profit Participation Plan (the “PPP”), pursuant to which eligible employees (including the Company’s executive officers) whose performance is key to the success of the Company’s previously announced Strategic Capital Initiative will be eligible to receive PPP awards representing the right to receive a portion of the profit participation distributions generated from investments made by the Strategic Capital Initiative and its related partnerships and paid to the Strategic Capital Initiative’s servicer (i.e., general partner) as “profit participation,” with such profit participation generally determined on a partnership-by-partnership basis and not aggregated across the Strategic Capital Initiative’s partnerships.

The Company believes that because the value of the PPP awards will be driven solely by the success of the Company’s growing asset management business, the introduction of such awards as a material element of the Company’s incentive-based compensation program will help foster an ownership mindset, reward long-term value creation, and align employee compensation with fund performance, thereby making shareholder and investor success synonymous with employee success.  The Company expects this alignment of interests to be important to both shareholders and investors. The structured, multi-year vesting and payout framework of the PPP awards, as summarized below, will also help the Company attract and retain top talent in a competitive market environment. The Company expects to identify participants and grant PPP awards in respect of FTAI Aircraft Leasing (2025) GP, L.P., the servicer of FTAI Aircraft Leasing SPV (2025) L.P. and FTAI Aircraft Leasing Offshore SPV (2025) L.P., beginning in 2026.

The following is a summary of the material terms and conditions of the PPP:

●
Any distribution made with respect to the PPP awards will be entirely dependent on the amount of any profit participation payments generated over time from investments made by a given partnership comprising part of the Strategic Capital Initiative and distributed to such partnership’s servicer. The PPP awards will not include the right to receive any value that might have accrued with respect to partnership performance prior to the grant date (although the Company or its affiliates may agree otherwise with one or more participants) or any value with respect to management fees, servicing fees or related franchise value.

●
PPP awards will generally be subject to a four-year ratable (i.e., straight line) vesting schedule, with 25% of the award vesting on each of the first four anniversaries of the grant date, unless otherwise adjusted by the parties, subject to the participant’s continued employment through the applicable vesting date, provided that the Company retains the authority to change or accelerate the vesting schedule with respect to one or more participants at any time. PPP awards will automatically accelerate upon a termination of the participant’s employment without cause, for good reason, or due to the participant’s death or disability (each, a “qualifying termination”). Any unvested portion of the PPP awards will be forfeited upon any other termination of employment prior to the applicable vesting date.

●
Upon a change in control of the Company, any PPP awards will remain outstanding and continue to vest subject to the participant’s continued employment through the applicable vesting date in accordance with the original vesting schedule. Vesting will accelerate if either the successor entity does not assume, convert or replace the PPP awards or the participant’s employment is terminated in a qualifying termination within 12 months following the closing date of the change in control.

●
For as long as the participant remains employed by the Company, any profit participation distributions made to the participant will be made on a fully-vested basis. Following any termination of employment of the participant, any profit participation distributions will be made only with respect to the vested portion of the participant’s PPP awards.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the PPP, which will be filed as an exhibit at a later date in accordance with the rules and regulations of the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTAI Aviation Ltd.
(Registrant)

	By:	/s/ Joseph P. Adams, Jr.
Joseph P. Adams, Jr.
Chief Executive Officer

Date: January 28, 2026